EXHIBIT 99.1

Technical Communications Corporation Announces Decision to Go “Dark”

CONCORD, Mass., Sept. 25, 2023 (GLOBE NEWSWIRE) -- Technical Communications Corporation (OTCQB: TCCO) today announced its decision to deregister its common stock under Section. 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as suspend its reporting obligations under Section 15(d) of the Exchange Act.

This decision to go “Dark” is in support of the Company’s intention to return to profitability as soon as possible and using cash resources for that purpose is the top fiscal priority. The reduction in time spent by its management and employees in complying with the requirements applicable to SEC reporting companies will enable them to focus our resources more on managing the Company’s business and generating new revenues.

The Company filed a Form 15 with the Securities and Exchange Commission on September 21, 2023 to deregister its securities under Section 12(g) of the Exchange Act and suspend its reporting obligations under Section 15(d) of the Exchange Act. The Company will communicate other news and information to shareholders from time to time via its website www.tccsecure.com .

Previously, on May 9, 2023, TCC announced that it received a $1.580 million contract from a major North African country for the company’s CX7211 IP Data Encryption systems, KEYNET Management Systems, on-site training and support. Delivery of the equipment and training services has begun and is expected to be completed in December 2023. This is the first order in a potential multi-order procurement that is expected to extend through CY2025.

The CX7211 IP Data Encryption System is a member of TCC’s network encryption family. It provides strategic-level security for data signals in demanding environments and covers a broad range of network interfaces. Critical satellite communications networks and command and control networks are protected today by the CX7211 IP Data Encryption System.

About Technical Communications Corporation
For over 60 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Carl H. Guild, Jr.
President and C.E.O.
(978) 287-5100
www.tccsecure.com